UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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Hawk Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 16, 2010
Dear Stockholder:
You are cordially invited to attend the 2010 annual meeting of stockholders of Hawk Corporation, on May 25, 2010, starting at 9:00 a.m. local time at 200 Public Square, Great Lakes Room, 3rd Floor, Cleveland, Ohio 44114.
As more fully described in the attached notice of annual meeting and the accompanying proxy statement, the principal business to be addressed at the meeting is the election of directors; the ratification of the appointment of our independent registered public accounting firm and the consideration of a stockholder proposal to request that our board redeem the rights issued pursuant to Hawk’s stockholder rights plan. In addition, our management will report on our results and will be available to respond to your questions.
Your vote is important to us. Whether or not you plan to attend the annual meeting, please vote by following the instructions in this proxy statement or the notice of internet availability of proxy materials that was mailed to you to ensure your representation at the meeting. You may choose to vote in person at the annual meeting even if you have returned a proxy card.
On behalf of the directors and management of Hawk Corporation, I would like to thank you for your support and confidence and look forward to seeing you at the meeting.
Sincerely,

Ronald E. Weinberg
Chairman of the Board and Chief Executive Officer

HAWK CORPORATION
200 PUBLIC SQUARE
SUITE 1500
CLEVELAND, OHIO 44114

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 25, 2010
To the Stockholders of Hawk Corporation:
The annual meeting of stockholders of Hawk Corporation, a Delaware corporation, will be held on May 25, 2010, at 9:00 a.m. local time at 200 Public Square, Great Lakes Room, 3rd Floor, Cleveland, Ohio 44114, for the following purposes:
1.	To elect directors to serve for a one year term until the next annual meeting or until their successors are duly elected and qualified;
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010;
3.	To vote on a stockholder proposal to request that our board redeem the rights issued pursuant to our stockholder rights plan; and
4.	To transact such other business as may properly come before the meeting or any adjournment thereof.
These items of business are more fully described in the proxy statement accompanying this notice.
Only stockholders of record at the close of business on March 29, 2010 are entitled to vote at the annual meeting.
All stockholders are cordially invited to attend the meeting in person. However, to insure your representation at the meeting, please sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for your convenience. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy card.
By Order of the Board of Directors,

Byron S. Krantz
Secretary

HAWK CORPORATION

PROXY STATEMENT
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 25, 2010:
This proxy statement and our annual report for the fiscal year ending December 31, 2009 are available on our website at www.hawkcorp.com.
General Information
This proxy statement is furnished in connection with the solicitation of proxies by our board of directors to be used at our 2010 annual meeting of stockholders to be held on May 25, 2010, and any postponements or adjournments of the meeting.
This proxy statement and the accompanying chairman’s letter, notice and proxy card, together with our annual report to stockholders for the year ended December 31, 2009, are being sent to our stockholders beginning on or about April 20, 2010.
Questions and Answers
Q:	When and where is the annual meeting?

A:	Our 2010 annual meeting of stockholders will be held on May 25, 2010, at 9:00 a.m. local time at 200 Public Square, Great Lakes Room, 3rd Floor, Cleveland, Ohio 44114.

Q:	What are stockholders voting on?
A:	•	Election of four directors (Andrew T. Berlin, Paul R. Bishop, Richard T. Marabito and Dan T. Moore, III),
•	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, and

•	A stockholder proposal to request that our board redeem the rights issued pursuant to our stockholder rights plan.
If a permissible proposal other than the listed proposals is presented at the annual meeting, your signed proxy card gives authority to Byron S. Krantz or Marc C. Krantz to vote on any such additional proposal.
Q:	Who is entitled to vote?

A:	Our record date is March 29, 2010. Only holders of our Class A common stock as of the close of business on March 29, 2010 are entitled to vote. Each share of Class A common stock is entitled to one vote.

Q:	How do stockholders vote?

A:	Sign and date each proxy card you receive and return it in the prepaid envelope. You have the right to revoke your proxy any time before the meeting by:
•	notifying our secretary,

•	voting in person, or

•	returning a later-dated proxy.
If you return your signed proxy card, but do not indicate your voting preferences, Byron S. Krantz or Marc C. Krantz will vote FOR the nominated directors, FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, and AGAINST the stockholder proposal to request that our board redeem the rights issued pursuant to our stockholder rights plan.
Q:	Who will count the vote?

A:	Representatives of Computershare, our transfer agent, will tabulate the votes. Thomas A. Gilbride, vice president — finance and treasurer, and John T. Bronstrup, interim chief accounting officer, will be responsible for reviewing the vote count as election inspectors.

Q:	What shares are included on the proxy card and what does it mean if a stockholder gets more than one proxy card?

A:	The number of shares printed on your proxy card(s) represents all your shares under a particular registration. Receipt of more than one proxy card means that certain of your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted.

If you are or were an employee and have shares credited to your 401(k) account held in custody by the trustee, Prudential Bank and Trust, FSB, you will receive a separate proxy card for those shares. The shares in your 401(k) account will be voted in accordance with your instructions. If your proxy card relating to the shares in your 401(k) account is signed, but does not indicate your voting preferences, we have been advised by the plan administrator and the plan trustee that your shares will be voted FOR the nominated directors, FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, and AGAINST the stockholder proposal to request that our board redeem the rights issued pursuant to our stockholder rights plan.

Q:	What constitutes a quorum?

A:	As of the record date, 7,919,858 shares of our Class A common stock were outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the purpose of adopting a proposal at the annual meeting. If you submit a properly executed proxy card, then you will be considered part of the quorum. “Broker non-votes” will not be part of the voting power present, but will be counted to determine whether or not a quorum is present. A “broker non-vote” occurs when a broker holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote on a particular matter.

Q:	Who can attend the annual meeting?

A:	All stockholders as of the record date, March 29, 2010, can attend.

Q:	What percentage of stock are our directors and executive officers and their respective affiliates entitled to vote at the annual meeting?

A:	Together, they own 2,912,011 shares of our Class A common stock, or 36.8% of the stock entitled to vote at the annual meeting. (See pages 39 through 40 for more details.)

In addition, our two largest shareholders are also directors and an executive officer of Hawk.
•	Ronald E. Weinberg, our chairman of the board and chief executive officer, owns 1,273,998 shares of our Class A common stock, or 16.1% of the stock entitled to vote at the annual meeting.

•	Norman C. Harbert, our chairman emeritus of the board and founder, owns 1,096,604 shares of our Class A common stock, or 13.8% of the stock entitled to vote at the annual meeting.
Q:	When is a stockholder proposal due for our next annual meeting?

A:	In order to be considered at next year’s annual meeting, stockholder proposals must be submitted in writing by December 18, 2010, to Byron S. Krantz, Secretary, Hawk Corporation, 200 Public Square, Suite 1500, Cleveland, Ohio 44114, and must be in accordance with the requirements of our by-laws, as amended, and Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act). (See page 47 for more details.)

Q:	How does a stockholder nominate someone to be a director of Hawk?

A:	Any stockholder may recommend any person as a nominee for director by writing to Byron S. Krantz, Secretary, Hawk Corporation, 200 Public Square, Suite 1500, Cleveland, Ohio 44114. Our nominating committee will review any nominees recommended to it by stockholders in accordance with the guidelines outlined in Hawk’s nominating committee charter that is available on our website at www.hawkcorp.com. Recommendations for directors by stockholders for next year’s annual meeting must be received no earlier than February 24, 2011 and no later than March 26, 2011, and nominations must be in accordance with the requirements of our by-laws, as amended. (See page 12 for more details.)

Q:	Who pays for the solicitation expenses?

This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. The expense of soliciting proxies, including the cost of preparing, printing and mailing the proxy materials, will be paid by us.

In addition we have retained D.F. King & Co., Inc. to assist us in the solicitation of proxies and to assist in the distribution of proxy materials. In connection with its retention by us, D.F. King as agreed to provide consulting and analytical services and to assist in the solicitation of proxies, primarily from banks, brokers, institutional investors and individual stockholders. We have agreed to pay D.F. King a fee of $7,500 plus reasonable out-of-pocket expenses for its services. We estimate these expenses to be approximately $7,500.

Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our Class A common stock beneficially owned by others to forward to these beneficial owners. We may reimburse persons representing beneficial owners of our Class A common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to solicitation of proxies by mail, solicitation may be made personally, by telephone, by fax and other electronic means.

Q:	Who Can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have any questions about the annual meeting, including the procedures for voting your shares, you should contact D.F. King, our proxy solicitor, toll free at 1-888-644-5854.

PROPOSAL 1—ELECTION OF DIRECTORS
At this annual meeting, seven directors are to be elected to hold office until the next annual meeting of stockholders or until their respective successors are elected and qualified. You are being asked to elect four of seven directors at this annual meeting.
Nominees for election this year by you are Andrew T. Berlin, Paul R. Bishop, Richard T. Marabito and Dan T. Moore, III. Each has consented to serve until the next annual meeting or until his successor is duly elected and qualified.
If any director to be elected by you is unable to stand for re-election, the board may, by resolution, provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute director.
The affirmative vote of the holders of a plurality of the shares of Class A common stock present in person or represented by proxy at the annual meeting is needed to elect directors.
The board of directors recommends that you vote FOR Mr. Berlin, Mr. Bishop, Mr. Marabito and Mr. Moore.
The terms of our Series D preferred stock provide the holders of the Series D preferred stock with the right to elect a majority of the board of directors. The holders of the Series D preferred stock are Ronald E. Weinberg, Norman C. Harbert, Byron S. Krantz and their family limited partnerships. The holders have determined to elect only three directors at the annual meeting and expressly reserve, and do not waive, their rights to elect a majority of the board of directors. The holders have determined to re-elect Ronald E. Weinberg, Norman C. Harbert and Byron S. Krantz. The holders of the Series D preferred stock are parties to an agreement governing the voting and disposition of all shares of our voting stock (which includes both our Class A common stock and Series D preferred stock) of which they are the legal or beneficial owners. For a more detailed description, see “Stockholders’ Agreement” beginning on page 41.

STRUCTURE AND PRACTICES OF OUR BOARD OF DIRECTORS
The nomination of each of our director nominees to serve for a one year term was recommended by our nominating committee and approved by our board of directors. Information about the directors to be elected by the holders of our Class A common stock and the directors to be elected by the holders of our Series D preferred stock is set forth below.

Name	Age	Position	Director Since

DIRECTORS TO BE ELECTED BY CLASS A COMMON STOCKHOLDERS

Andrew T. Berlin	49	Director	2002

Paul R. Bishop	66	Director	1993

Richard T. Marabito	46	Director	2008

Dan T. Moore, III	70	Director	1989

DIRECTORS TO BE ELECTED BY SERIES D PREFERRED STOCKHOLDERS *

Ronald E. Weinberg	68	Chairman of the Board, Chief Executive Officer and Director	1989

Norman C. Harbert	76	Chairman Emeritus of the Board, Founder and Director	1989

Byron S. Krantz	74	Secretary and Director	1989

*	Under the terms of our Series D preferred stock, the holders of the Series D preferred stock have the right to elect a majority of our directors as long as the Series D preferred stock is outstanding. The holders of the Series D preferred stock have indicated to us that at the annual meeting they have determined to elect Mr. Weinberg, Mr. Harbert and Mr. Krantz who will hold office until their respective successors have been duly elected by the holders of the Series D preferred stock. The holders of the Series D preferred stock have expressly reserved their right to elect a majority of our board.
Ronald E. Weinberg is our chairman of the board and chief executive officer and has served as a director since March 1989. Mr. Weinberg is a co-founder of Hawk and has served us in various senior executive capacities since 1989. Mr. Weinberg has over 34 years of experience in the ownership and management of operating companies, including businesses in manufacturing, publishing and retailing. Mr. Weinberg is chairman of the board of trustees of Cleveland State University, of which he has served as a trustee since 2001, and has been a member of the board of directors of the U.S. Chamber of Commerce since 2002. Mr. Weinberg has unique familiarity with our operations, history and culture gained as a founder of Hawk as well as our chief executive officer and chairman of the board and the various other senior executive positions held since 1989.
Norman C. Harbert is our chairman emeritus of the board and founder and has served as a director since March 1989. He has also served us in various other capacities since 1989. Mr. Harbert has over 50 years of manufacturing experience. Mr. Harbert has a unique understanding of our operations and manufacturing gained as a founder of Hawk and his continuous service to Hawk since 1989, including co-chairman of the board and co-chief executive officer from 1998 to 2001, senior chairman of the board from 2002 to 2004 and president in 2005.

Byron S. Krantz has been our secretary and a director since March 1989. Mr. Krantz has been a partner in the law firm of Kohrman Jackson & Krantz P.L.L. since 1984. Mr. Krantz has familiarity with our operations, history and culture from serving on Hawk’s board of directors since the company’s formation, and legal expertise gained by many years’ experience as a partner of Hawk’s outside corporate counsel.
Andrew T. Berlin has served as a director since October 2002. Since 2007, Mr. Berlin has been chairman and chief executive officer of Berlin Packaging, LLC, a packaging design, manufacturing and distribution company located in Chicago. Mr. Berlin has also been president of Berlin Packaging since 1989. Mr. Berlin has operational expertise gained by extensive experience as the chief executive officer of a nationwide distribution company.
Paul R. Bishop has served as a director since May 1993. Mr. Bishop has served as chairman and chief executive officer of H-P Products, Inc., a manufacturer of central vacuum systems and fabricated tubing and fittings, since 1977. He is a director of DPL Inc., a regional energy company located in Dayton, Ohio, and its subsidiary, The Dayton Power and Light Company, a public utility that sells electricity to residential, commercial, industrial and governmental customers. Mr. Bishop has manufacturing and financial expertise gained as a senior executive of a manufacturing company, and expertise in management and governance matters gained as a director of a publicly-held utility company.
Richard T. Marabito has served as a director since 2008. He has served as chief financial officer of Olympic Steel, Inc., a publicly-held U.S. steel service center, since 2000, and as the treasurer since March 2010. He joined Olympic Steel in 1994 as corporate controller and also served as treasurer from 1994 through 2002. Mr. Marabito served as a director of the Metal Service Center Institute from 2005 to 2008 and is a past chairman of its Foundation for Education and Research. He is also a board member of the Make-A-Wish Foundation of Northeast Ohio and a member of the board of trustees of Hawken School, an independent, college preparatory school in Cleveland, Ohio. Mr. Marabito has financial and accounting expertise gained as the chief financial officer of a publicly-held company, and expertise in management and governance matters gained as a director of private and non-profit enterprises.
Dan T. Moore, III has served as a director since March 1989. Mr. Moore founded Dan T. Moore Company, Inc., a research and development company, in 1969. He is also the founder and chairman of the Cleveland companies Flow Polymers, Inc., Soundwich, Inc., Team Wendy, LLC, Impact Armor Technologies LLC, Sleep Optima LLC, Tennessee Iron Products LLC, Polyfill LLC and NatGasCar LLC. Mr. Moore is a director of Invacare Corporation, a publicly-held manufacturer of health care equipment, Park-Ohio Holdings Corp., a publicly-held industrial supply chain logistics and diversified manufacturing business and is a trustee of The Cleveland Clinic Foundation and Cleveland State University. Mr. Moore has operational and manufacturing expertise gained as a founder of numerous research and development and manufacturing companies, and expertise in management and governance matters gained as a director of public and private companies.

Director Compensation
In 2009, we paid each director who is not one of our employees, our legal counsel or one of our principal stockholders, an annual fee of $19,989 consisting of a cash payment of $10,000 and $9,989 in shares of our Class A common stock. In addition, we paid each director who was not one of our employees, our legal counsel or one of our principal stockholders, $3,000 in cash for each board meeting that he attended and $500 in cash for each telephonic board meeting in which he participated. We reimbursed all directors for expenses incurred in connection with their service as directors, including travel, meals and lodging. When committee meetings were held on the day of board meetings, we paid no additional consideration to the directors for committee participation. We paid $1,500 in cash for any in-person committee meeting and $1,000 in cash was paid for any telephonic committee meeting that was held on a day other than a day on which a board meeting was held.
The following table summarizes information with respect to the compensation paid to our directors who were not also executive officers during the year ended December 31, 2009.

	Fees Earned or	Stock	All Other
	Paid in Cash	Awards(1)	Compensation(2)	Total
Name	($)	($)	($)	($)

Andrew T. Berlin	21,000	9,989	—	30,989

Paul R. Bishop	26,000	9,989	32,766	68,755

Norman C. Harbert(3)	—	—	925,975	925,975

Jack F. Kemp(4)	10,500	9,989	222,219	242,708

Byron S. Krantz(5)	—	—	52,500	52,500

Richard T. Marabito	25,000	9,989	—	34,989

Dan T. Moore, III	25,000	9,989	77,500	112,489

(1)	Each independent director was awarded 605 shares of our Class A common stock. Amounts reflect the number of shares issued using the closing market price on the date prior to the date of issuance to fulfill the annual fee paid to directors in shares of our Class A common stock.

(2)	All Other Compensation includes ordinary income recognized on the exercise of stock options not previously reported in this table in the amount of $32,766 for Mr. Bishop, $154,719 for Mr. Kemp, $77,500 for Mr. Moore and $52,500 for Mr. Krantz.

(3)	Mr. Harbert entered into a Senior Advisor Agreement with us effective June 1, 2005 whereby Mr. Harbert is employed by us as a senior advisor. All Other Compensation for Mr. Harbert includes the following payments for services as our senior advisor, retirement benefits and personal benefits:
•	$449,941 — services as our senior advisor,

•	$250,000 — bonus,

•	$53,163 — premiums paid by Hawk for split dollar life insurance coverage, which premiums will be recovered by us in the future when the insurance policy becomes payable,

•	$74,710 — in-service distribution from Mr. Harbert’s pension plan,

•	$11,025 — company contributions to the 401(k) plan, and

•	Personal benefits including $9,146 — reimbursement of medical expenses under company insurance plans, $26,378 — car allowance and related automobile services, $9,163 — taxes payable by Mr. Harbert and reimbursed by Hawk for medical expenses under company insurance plans and automobile expenses and related services, excluding car allowance, $23,912 — organization membership dues, $15,000 — tax preparation services and $3,537 — personal use of a leased company aircraft.

(4)	Compensation paid to Mr. Kemp until his death on May 2, 2009. All Other Compensation for Mr. Kemp includes $67,500 paid for consulting services provided to Hawk by Kemp Partners LLC, a consulting firm of which Mr. Kemp was a managing partner (excluding customary business travel and expense reimbursements).

(5)	Mr. Krantz is a partner of our legal counsel, to whom we paid legal fees in 2009. Please see “Certain Relationships and Related Transactions” beginning on page 43 for additional information.
Director Independence
The board of directors determined and confirmed that each of Mr. Berlin, Mr. Bishop, Mr. Marabito and Mr. Moore do not, and Mr. Kemp did not, have a material relationship with Hawk that would interfere with the exercise of independent judgment and are independent pursuant to applicable laws and regulations and the listing standards of NYSE Amex.
Board Leadership Structure
Our board does not have a policy as to whether the roles of our chairman and chief executive officer should be separate. Instead, our board makes this determination based on what it believes best serves the company’s needs at any given time. Currently, Mr. Weinberg holds the positions of chairman and chief executive officer of Hawk, and the board does not have a lead independent director. Our board may decide to separate the positions of chairman and chief executive officer or choose a lead independent director in the future if circumstances warrant.
Our board believes that effective board leadership is highly dependent on the experience, skills and personal interaction between persons in leadership roles. Mr. Weinberg is a founder of Hawk and has served as a senior executive and board member since the company’s inception. The board believes that Hawk’s current leadership structure is appropriate given Mr. Weinberg’s extensive knowledge, skills and experience. With significant input from our board, including our four independent directors, Mr. Weinberg sets the strategic direction for Hawk. He also provides daily leadership and guidance to our management and employees.
Role of the Board in Risk Oversight
Our board is responsible for overseeing the company’s risk management processes by monitoring company processes for management’s identification and control of key business and financial risks. The board asks management to identify and list the principal risks, including financial, operational, competitive and geopolitical risk exposure and the risk of fraud, the likelihood that these risks or fraud will occur and, if possible, the cost of preventing them. In addition, management discusses with the board the steps taken to monitor and control these exposures.

Meetings of the Board of Directors
Our board of directors holds regular meetings each quarter and special meetings are held as necessary. In addition, management and the directors communicate informally on a variety of topics, including suggestions for agenda items for board of directors’ and committee meetings, recent developments, and other matters of interest to the directors. The board of directors has access to management at all times.
Our independent directors regularly meet in private session following meetings, without any directors who are also our employees, our legal counsel or one of our principal stockholders or members of management.
The board of directors met five times in 2009. All members of the board participated in at least 75% of all board of directors and applicable committee meetings in 2009. We strongly encourage members of the board to attend our annual meeting. All of our directors attended the 2009 annual meeting of stockholders held on May 19, 2009.
Committees of the Board of Directors
Executive Committee. The executive committee consists of Mr. Weinberg, Mr. Harbert and Mr. Krantz. During the intervals between meetings of the board of directors, the executive committee advises and aids our officers in all matters concerning our interests and the management of our business, and generally performs any duties that are directed by the board from time to time. The executive committee possesses and may exercise all the powers of the board while the board is not in session, except the power to:
•	elect any director or elect or remove any member of the executive committee,

•	change the number of members of the executive committee,

•	declare any dividend or authorize any distribution on any shares of capital stock, or

•	amend the by-laws.
All actions taken by the executive committee are reported to the board of directors at the following regularly scheduled meeting. The executive committee did not meet in 2009, but acted by written consent three times.
Compensation Committee. A description of our compensation committee is contained in the compensation committee report on page 38.
Nominating Committee. Our nominating committee is responsible for identifying individuals qualified to become board members and making recommendations to the board of directors on candidates for election to the board. The committee is currently composed of Mr. Bishop and Mr. Marabito. Mr. Kemp served on the committee until his death in May 2009. The nominating committee will review any nominees recommended to it by stockholders in writing and sent to our secretary. A written recommendation must be timely delivered to us as described on page 12.

In February 2010, the committee recommended to the board that incumbent directors Mr. Berlin, Mr. Bishop, Mr. Marabito and Mr. Moore be re-nominated to serve as directors at the 2010 annual meeting of stockholders. The committee determined that the board is well served by its existing members who have made a substantial contribution to our business during their tenure as directors and are active, involved and knowledgeable about our company, its executive officers and key employees. We did not receive any notices from a stockholder desiring to nominate a director for election at this 2010 annual meeting.
The board of directors determined that the members of the nominating committee were independent as required by applicable laws and regulations and the listing standards of NYSE Amex. The nominating committee’s charter is available on our website at www.hawkcorp.com. The nominating committee met once in 2009.
Audit Committee. A description of the audit committee is contained in the audit committee report beginning on page 15.
Nomination of Candidates for Director
Nomination by Nominating Committee. To the extent there are any vacancies on the board or should the nominating committee determine not to re-nominate an incumbent director for election to the board, the nominating committee will consider individuals as potential candidates for directors recommended by other directors, members of management, and stockholders or self-nominated individuals. The nominating committee will be advised of all nominations that are submitted to us and will determine whether it will further consider the candidates using the criteria described below.
In recommending candidates, the nominating committee will consider such factors as it deems appropriate to assist in developing a board of directors and committees that are comprised of experienced and seasoned advisors who can add value to Hawk. The committee also seeks to maintain a board with a diversity of experience, background, skills, and education. The factors considered by the committee also include:
•	judgment,

•	skill,

•	integrity,

•	experience with businesses and other organizations of comparable size,

•	the interplay of the candidate’s experience with the experience of other board members, and

•	the extent to which the candidate would be a desirable addition to the board and any committees of the board.

During the course of this review, some candidates may be eliminated from further consideration because of conflicts of interest, unavailability to attend board or committee meetings and other relevant reasons. The nominating committee will then decide which of the remaining candidates most closely match the established criteria and are therefore deserving of further consideration. Next, the nominating committee will discuss these candidates, decide which of them, if any, should be pursued, gather additional information if desired, conduct interviews and decide whether to recommend one or more candidates to the board of directors for nomination.
After the nominating committee has completed its evaluation, it must present its recommendation to the full board for its consideration and approval. In presenting its recommendation, the nominating committee may also report on other candidates who were considered but not selected.
Nomination by Stockholder. A stockholder desiring to nominate a director for election at our 2011 annual meeting must deliver a notice, in accordance with the requirements of our by-laws, to our secretary at our principal executive office no earlier than February 24, 2011 and no later than March 26, 2011. Such notice must include as to each person whom the stockholder proposes to nominate for election or re-election as a director:
•	the name, age, business address and residence address of the person,
•	the principal occupation or employment of the person,
•	the class and number of shares of our Class A common stock beneficially owned by the person, and
•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Exchange Act;
and as to the stockholder giving the notice:
•	the name and record address of the stockholder,
•	the class and number of shares of our Class A common stock beneficially owned by the stockholder,
•	a description of any agreement or understanding with respect to such business between the stockholder giving the notice and any associated person, and
•	whether the stockholder proposing such nominated person and any associated person has engaged in any hedging or similar transaction that has the effect or intent of increasing or decreasing its economic risk or voting power with respect to our Class A common stock.
We may require any proposed nominee to furnish additional information reasonably required by us to determine the eligibility of the proposed nominee to serve as our director.

Stockholder Communications with Directors
A stockholder who wishes to communicate directly with the board, a committee of the board or with an individual director, should send the communication to:
Hawk Corporation
Board of Directors [or committee name or director’s name, as appropriate]
200 Public Square, Suite 1500
Cleveland, Ohio 44114
We will forward all stockholder correspondence about Hawk unopened to our board, committee or individual director, as appropriate.
Code of Business Conduct and Ethics
We have a Code of Business Conduct and Ethics that applies to all employees, including our chief executive officer and our interim chief accounting officer. This Code of Business Conduct and Ethics is available on our website at www.hawkcorp.com. Any amendments or waivers to the Code of Business Conduct and Ethics that apply to our chief executive officer or interim chief accounting officer will be promptly disclosed to our stockholders.

PROPOSAL 2—RATIFICATION OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010. Although our by-laws do not require the selection of our independent registered public accounting firm to be submitted to stockholders for approval, this selection is being presented to you for ratification at the annual meeting. Representatives of Ernst & Young are expected to attend the annual meeting to answer appropriate questions and make statements if they desire.
Vote Required
We need the affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the meeting in order to ratify Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Although stockholder approval of this appointment is not required by law or binding on the audit committee, the audit committee believes that stockholders should be given the opportunity to express their views. If the stockholders do not ratify the appointment of Ernst & Young as our independent registered public accounting firm, the audit committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young.
The enclosed proxy will be voted FOR this proposal unless the proxy holders have otherwise instructed.
The audit committee and the board of directors recommends that you vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.
PRINCIPAL ACCOUNTING FIRM FEES
The following is a summary of the aggregate fees billed to us for the fiscal years ended December 31, 2009 and December 31, 2008 by our independent registered public accounting firm, Ernst & Young LLP.

	2009	2008
Audit Fees	$670,777	$688,600
Audit-Related Fees	55,469	10,827
Tax Fees	119,321	42,873
All Other Fees	10,900	53,163

Total	$856,467	$795,463

Audit Fees. These fees are for professional services rendered by Ernst & Young for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly reports on Form 10-Q, the integrated audit of our internal control over financial reporting, audits of foreign subsidiary financial statements required by local statutes and services that are typically rendered in connection with statutory and regulatory filings or engagements. These fees also include a review of our registration statement on Form S-8 relating to our long-term incentive plan in 2008.

Audit-Related Fees. These fees are for assurance and related services rendered by Ernst & Young that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees, as well as due diligence related to potential acquisitions. These services also include general assistance with implementation of SEC rules or listing standards pursuant to the Sarbanes-Oxley Act.
Tax Fees. These are fees for professional services rendered by Ernst & Young with respect to tax compliance and assistance with state, foreign and expatriate tax compliance matters. These services include the review of tax returns and tax assistance in foreign jurisdictions.
All Other Fees. These fees include expenses in connection with the SEC investigation which is described on page 17.
There were no fees billed by Ernst & Young for any other services for the fiscal year ended December 31, 2009.
Our audit committee pre-approved all services performed by Ernst & Young and authorized us to pay the fees billed to us by Ernst & Young in 2009 and 2008. The audit committee reviews the scope of any audit and other assignments given to our accounting firm to assess whether such assignments would affect its independence.
AUDIT COMMITTEE REPORT
In accordance with its written charter that was approved and adopted by our board, our audit committee assists the board in fulfilling its responsibility of overseeing the quality and integrity of our accounting, auditing and financial reporting practices. A copy of the audit committee charter is available on our website at www.hawkcorp.com.
The audit committee is directly responsible for the appointment of Hawk’s independent registered public accounting firm and is charged with reviewing and approving all services performed for Hawk by the independent accounting firm and for reviewing the accounting firm’s fees. The audit committee reviews the independent accounting firm’s internal quality control procedures, reviews all relationships between the independent accounting firm and Hawk in order to assess the accounting firm’s independence, and monitors compliance with Hawk’s policy regarding non-audit services rendered by the independent accounting firm. In addition, the audit committee ensures the regular rotation of the lead audit partner.
The audit committee establishes procedures to receive and respond to complaints received by Hawk regarding accounting, internal accounting controls or auditing matters and allows for the confidential, anonymous submission of concerns by employees. The audit committee discusses with management any correspondence with, or other action by, regulators or governmental agencies and any employee complaints or published reports that raise concern over Hawk’s financial statements, accounting or auditing matters or compliance with Hawk’s policies on business ethics. The audit committee also serves as our qualified legal compliance committee in accordance with Section 307 of the Sarbanes-Oxley Act.

The audit committee, comprised of Mr. Marabito, the committee’s chairperson, Mr. Bishop and Mr. Moore, met five times and acted by written consent once in 2009. The audit committee’s current composition satisfies the regulations of NYSE Amex governing audit committee composition, including the requirement that all audit committee members be “independent directors” as defined in NYSE Amex listing standards. Mr. Marabito is an “audit committee financial expert” under applicable SEC rules by virtue of his experience as chief financial officer of a publicly-held company, which includes overseeing and assessing the performance of such company with respect to the preparation, auditing and evaluation of financial statements. In addition, Mr. Marabito is a “financially sophisticated” audit committee member under applicable NYSE Amex rules. The audit committee reviews and reassesses its charter at least annually and will obtain the approval of the board for any proposed changes to its charter.
The audit committee oversees management’s implementation of internal controls and procedures for financial reporting designed to ensure the integrity and accuracy of our financial statements and to ensure that we are able to timely record, process and report the information required for public disclosure. The firm of Ernst & Young LLP, our independent registered public accounting firm for 2009, is responsible for expressing opinions on the conformity of our consolidated audited financial statements with U.S. generally accepted accounting principles, and Ernst & Young has expressed its own opinion on the effectiveness of our internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed our consolidated audited financial statements with management and Ernst & Young, management’s assessment of the effectiveness of our internal control over financial reporting and Ernst & Young’s evaluation of our internal control over financial reporting.
The audit committee also discussed with Ernst & Young the matters required by Statement on Auditing Standards No. 114, as amended, “The Auditor’s Communication with Those Charged with Governance.” The audit committee reviewed with Ernst & Young, who is responsible for expressing an opinion on the conformity of our consolidated audited financial statements with U.S. generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in our financial statements. Also, the committee discussed the results of the annual audit and other matters as are required to be discussed with the audit committee pursuant to generally accepted auditing standards.
In discharging its oversight responsibility as to the audit process, the audit committee obtained from Ernst & Young a formal written statement describing all relationships between Ernst & Young and us that might bear on Ernst & Young’s independence consistent with applicable requirements for the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the audit committee concerning independence, and discussed with Ernst & Young any relationships that may impact its objectivity and independence. In considering Ernst & Young’s independence, the audit committee also considered whether the non-audit services performed by Ernst & Young were compatible with maintaining the independence of Ernst & Young.

In addition, in discharging the audit committee’s duties as our qualified legal compliance committee, the audit committee is responsible for the oversight of independent counsel representing Hawk in connection with the formal order of private investigation that relates to an investigation commenced in 2006 by the SEC and the Department of Justice (DOJ) in connection with the DOJ’s related investigation. As previously disclosed, the investigation concerns activity from June 2006 to the present involving (1) Hawk’s preparations for compliance with Section 404 of the Sarbanes-Oxley Act (Section 404), (2) the maintenance and evaluation of the effectiveness by Hawk of disclosure controls and procedures and internal controls over financial reporting, (3) transactions in Hawk’s common stock by a stockholder that is not affiliated with Hawk, including the impact of those transactions on when Hawk would have initially been required to comply with Section 404, (4) the calculation of the amount of Hawk common stock held by non-affiliates and the effect of the calculation on when Hawk would have been required to comply with Section 404, (5) communications between Hawk and third parties regarding Section 404 compliance, and (6) Hawk’s periodic disclosure requirements related to the foregoing. On August 4, 2009, Joseph J. Levanduski, our then chief financial officer, received a notification from the staff of the SEC, commonly referred to as a “Wells Notice,” which indicates that the staff of the SEC intends to recommend to the Commissioners of the SEC that the SEC bring a civil injunctive action and institute a follow-on public administrative proceeding pursuant to Rule 102(e) of the SEC’s Rules of Practice against Mr. Levanduski. Under the process established by the SEC, before the staff of the SEC can make a formal recommendation regarding what action, if any, should be taken by the Commissioners of the SEC with respect to Mr. Levanduski, he has the opportunity to engage in discussions with, and make a submission to, the SEC regarding whether a civil injunctive action should be filed. Mr. Levanduski made this submission to the SEC on October 2, 2009. We cooperated fully with the inquiries by the SEC and the DOJ. The staff of the SEC has orally confirmed that it does not intend to recommend that any enforcement action be instituted against Hawk. However, there can be no assurance that the staff of the SEC will not reverse its decision and ultimately decide to recommend such an action, or that the SEC itself will not institute such an action. We have no reason to believe that the SEC or DOJ investigations will result in any restatement of Hawk’s financial statements for any period.
In reliance upon (1) the audit committee’s reviews and discussions with management and Ernst & Young, (2) management’s assessment of the effectiveness of our internal control over financial reporting, (3) Ernst & Young’s opinion on the effectiveness of our internal control over financial reporting, and (4) the receipt of an opinion from Ernst & Young, dated March 10, 2010, stating that Hawk’s 2009 financial statements were presented fairly, in all material respects, in conformity with U.S. generally accepted accounting principles, the audit committee recommended to our board that these audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.
Audit Committee

Richard T. Marabito, Chairperson
Paul R. Bishop
Dan T. Moore, III

EXECUTIVE OFFICERS

Name	Age	Position

Ronald E. Weinberg*	68	Chairman of the Board, Chief Executive Officer and Director

B. Christopher DiSantis	39	President and Chief Operating Officer

Joseph J. Levanduski	47	Senior Vice President and Director of Corporate Development

Thomas A. Gilbride	56	Vice President — Finance and Treasurer

John T. Bronstrup	42	Interim Chief Accounting Officer

*	Biographical information for Mr. Weinberg can be found under “Board of Directors.”
B. Christopher DiSantis has served as our president and chief operating officer since March 2008. He serves as president of our Wellman Products Group, a position he has held since May 2006. From 2002 until 2006, Mr. DiSantis served as president of two of Hawk’s operating groups: Hawk Motors, which manufactured electrical motor components, and Hawk Precision Components, which manufactured powder metal parts. From 2006 until 2008, Mr. DiSantis also served as president of Hawk Racing Group, which manufactured components for the performance racing market. Hawk Precision Components and Hawk Racing Group were subsequently sold. Mr. DiSantis joined Hawk in 2000 as vice president of corporate development.
Joseph J. Levanduski has served as our senior vice president since August 2009 and director of corporate development since June 2006. He also served as our vice president — chief financial officer from May 2003 to August 2009. From 2002 through 2004, Mr. Levanduski provided managerial oversight for a component of Hawk Racing Group, which was subsequently sold. Prior to becoming vice president — chief financial officer, Mr. Levanduski served as our vice president — controller from May 2000 to May 2003 and our controller from April 1997 to May 2000. Prior to April 1997, Mr. Levanduski served as controller for various of our subsidiaries, including coordinating the accounting functions of both Friction Products Co. and S.K. Wellman Corp. Mr. Levanduski is a director, chairman of the audit committee and member of the governance committee of Robin Industries, Inc., a privately-held manufacturer of molded rubber components.
Thomas A. Gilbride has served as our vice president — finance and treasurer since January 1993. Between March 1989 and January 1993, Mr. Gilbride was employed by us in various financial and administrative functions.
John T. Bronstrup has served as our interim chief accounting officer since August 2009 and corporate controller since January 2006. From 2003 to 2005 he served as controller — Cleveland based operations of Lincoln Electric Company, a publicly-traded manufacturer of welding and cutting equipment, and was also finance manager of Welding, Cutting, Tools and Accessories, LLC and vice president of Smart Force, LLC, two Lincoln Electric companies focused on the retail channel of distribution of welding and cutting products.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This section contains a discussion of our executive compensation program, including the philosophy and objectives of the program, the policies underlying the program, the types of compensation provided by the program and how we determined the compensation paid to each executive officer.
Compensation Philosophy and Objectives
Our executive compensation philosophy seeks to align executive compensation with our desired business direction, strategy and performance which includes achieving goals, embracing core values and building a company whose products, brands and reputation uphold a high standard of excellence. The primary objectives of the compensation program for our executive officers are to:
•	provide competitive levels of compensation in order to attract and retain highly qualified executives,
•	link executive officers’ goals with the financial interests of our stockholders,
•	emphasize variable compensation that is tied to the creation of stockholder value, and
•	support our business plans and long-term goals.
To achieve our objectives, we have designed an executive compensation program that follows the philosophy that executive compensation should relate directly to the financial performance of Hawk combined with an executive’s success in achieving specified goals. Our compensation program is also designed to reward individual contributions to Hawk. The total compensation for each of our executive officers includes annual incentive compensation that is based on these factors and long-term incentives.
Our success depends on the leadership, skills and experience of our executive officers. To attract and retain highly capable individuals, we need to ensure that our compensation program provides competitive levels of compensation. A primary goal of the compensation program is maintaining total compensation on a basis consistent with similar companies that achieve similar operating earnings, as well as other strategic and performance characteristics including the market value of officers with similar skills, breadth of experience and talent levels. We also consider the rate of inflation, corporate budgetary constraints and individual performance. The committee may, if it deems it appropriate, utilize independent national consulting services and review executive compensation of similar companies to determine appropriate levels of compensation. In 2009, the committee did not utilize any third party in connection with reviewing and determining the compensation of our executive officers.

Role of Executive Officers in Our Compensation Program
Our compensation committee has primary responsibility for the design and implementation of our executive compensation program. The committee directly determines the compensation for Mr. Weinberg, our chairman and chief executive officer. The compensation committee, with input and recommendations from Mr. Weinberg, reviews and approves recommendations of compensation to our other executive officers. Mr. Weinberg annually reviews the performance of our other executive officers. The conclusions reached and recommendations of base salary and cash awards based on these reviews are presented to the compensation committee. The compensation committee can exercise its discretion in modifying any recommendations or stock or cash awards to executive officers.
Elements of Our Compensation Program
We subscribe to a total compensation program composed of three primary elements:
•	base salary,
•	annual incentives, and
•	long term incentives.
Base Salary
The committee views base salary as a way to provide a non-performance based element of compensation that is certain and predictable. In the early part of each year, the compensation committee reviews the salary of Mr. Weinberg and determines his base salary. The committee also reviews the recommendations of Mr. Weinberg regarding the compensation for the other executive officers and approves their respective base salaries. The committee generally considers executive officers’ historic base salary, the growth of our earnings, the total compensation package, individual performance and other relevant factors. We have not found it practicable, nor have we attempted, to assign relative weights to specific factors used in determining base salary levels for individual officers.
The base salary earned in 2009 by our executive officers was determined as described above. In light of last year’s economic conditions, the compensation committee determined to maintain the base salaries of our executive officers for 2009 at their respective levels as of December 31, 2008.
Annual Incentive Compensation Plan
Since our formation, we have provided a significant portion of total compensation for our employees, including our executive officers, in the form of incentive compensation based on our performance and success. We believe that annual incentive compensation for executive officers fulfills the philosophy and objectives of our compensation program by:
•	encouraging executives to attain and maintain the highest standards of performance,
•	attracting and retaining executive officers of outstanding competence and ability,
•	stimulating the active interest of executive officers in the development and financial success of Hawk, and
•	rewarding executive officers for outstanding performance when certain objectives are achieved.

At the 2009 annual meeting, our stockholders approved a performance-based annual incentive plan to allow for compensation awarded to our chief executive officer and the four most highly compensated executive officers other than the chief executive officer under the annual incentive plan to qualify as tax deductible performance-based compensation under Section 162(m) of the Internal Revenue Code (the Code). The compensation program is structured to include annual incentive compensation based on performance goals. Performance goals are the goals considered by the compensation committee that can be based on the attainment of any, or a combination of, the following: EBITDA, earnings per share from continuing operations, internal growth, new business awards, new product development, economic value added, operating income, revenues, gross margin, return on operating assets, return on equity, stock price appreciation, total stockholder return (measured in terms of stock price appreciation and dividend growth), cost control, acquisitions or divestitures, customer relationships, or other items deemed material to the short or long term success of the company. The committee may not adjust upwards the amount payable pursuant to an award, nor may it waive the achievement of the applicable performance goals except in the case of a change in control of the company or the death or disability of the participant.
The committee believes that the performance-based incentive program has been crucial in attracting, retaining and rewarding high caliber executives who are important to our success and providing incentives relating directly to our financial performance and long-term growth. In addition, the committee believes that the program has become an important part of our culture and should continue as the foundation for executive officer incentives.
In 2009, an executive officer’s opportunity to earn incentive compensation was derived from an EBITDA target. The actual award of incentive compensation was based on the overall objectives and philosophy of compensation as described in this section. The targets for all of our executive officers were determined in the early part of the year in conjunction with the establishment of our annual operating plan. The amount of incentive compensation was also influenced by a review and assessment of each executive officer’s individual performance related to specific goals and incentives. In this way, incentive compensation fulfills our compensation objectives of supporting our business plan and annual goals and generating and rewarding superior individual performance.
As in past years, total annual incentive compensation for all employees, including executive officers, was based on our achieving a specified target EBITDA (before consideration of all incentive compensation expense), as well as individual performance goals. In 2009, this EBITDA target was $25.0 million based on our 2009 operating plan and our actual EBITDA was $27.5 million. As established by our compensation committee in early 2009, Mr. Weinberg’s target award was based upon a percentage of target EBITDA and his award would increase or decrease based on actual EBITDA as well as his performance goals. The other executive officers’ (Mr. DiSantis, Mr. Levanduski and Mr. Gilbride) target awards were established in early 2009 by the compensation committee based on the target EBITDA of $25.0 million. Under the terms of the plan, their respective awards would then increase or decrease from this target EBITDA based on our actual 2009 EBITDA. Therefore, because actual 2009 EBITDA of $27.5 million was in excess of the $25.0 million target EBITDA, each executive officer could have received an incentive award in excess of their target awards. The committee reviewed each of the executive officer’s individual performance goals and, although these individual goals were achieved, determined that notwithstanding that actual EBITDA for 2009 exceeded the target EBITDA for 2009, some adjustments downward in the actual incentive awards paid were appropriate in light of the lower 2009 EBITDA compared to 2008 EBITDA.

Incentive compensation for 2009 under our annual incentive plan for our executive officers is set forth in the following table. All incentive compensation was paid in cash.

2009
		Maximum
		Potential Award
		Based on Actual	Incentive
Name	Target(1)	EBITDA(2)	Award Paid
Ronald E. Weinberg	$500,000	$593,366	$591,960
B. Christopher DiSantis	$400,000	$439,312	$420,000
Joseph J. Levanduski	$200,000	$219,256	$130,000
Thomas A. Gilbride	$150,000	$164,742	$80,000

(1)	Based on target EBITDA of $25.0 million for 2009.

(2)	Based on actual EBITDA of $27.5 million for 2009.
Mr. Bronstrup became an executive officer in August 2009 and, therefore, he remained a participant in our annual incentive compensation plan for all salaried employees and based on his target award of $46,500 and actual EBITDA, he received incentive compensation in the amount of $45,000 for 2009.
With respect to 2010, the target awards for our executive officers were approved by the compensation committee and are set forth in the following table. The targets for our executive officers were derived from our 2010 operating plan and are based on a target 2010 EBITDA and increase or decrease from this target EBITDA based on actual EBITDA achieved for 2010.

2010 Annual Incentive Plan Targets
Name	Target
Ronald E. Weinberg	$500,000
B. Christopher DiSantis	$450,000
Joseph J. Levanduski	$150,000
Thomas A. Gilbride	$100,000
John T. Bronstrup*	$49,500

*	For 2010, Mr. Bronstrup is a continuing participant in our annual incentive plan for all salaried employees.

Long-Term Incentives
Long-term incentives are awarded in an effort to:
•	attract and retain executive officers of outstanding ability,
•	motivate our executive officers, by means of performance-related incentives, to achieve longer-range performance goals,
•	enable our executive officers to participate in our long-term growth and financial success, and
•	establish a direct link between the financial interests of our executive officers and the creation of long-term value for our stockholders.
We have adopted (1) our 1997 Stock Option Plan, which allowed for the issuance of incentive and non-statutory stock options, (2) our Amended and Restated 2000 Long Term Incentive Plan, which allows for the issuance of stock options, stock appreciation rights (SARs), restricted stock and performance-based awards, and (3) our nonqualified deferred compensation plan, which allows for company discretionary contributions. The compensation committee (or the board of directors as a whole), in consultation with executive management, is charged with designating those persons to whom options and awards are to be granted and determining the terms of the option or award. In granting options or awards, the compensation committee takes into consideration the past performance and anticipated future contribution of the potential recipient, the recruiting and retention of management talent and other relevant considerations. Our executive officers are generally eligible to receive stock options at the discretion of the compensation committee (or the board of directors as a whole). There were no options granted in 2009.
Substantially all grants of options under the 1997 plan and the 2000 plan prior to 2007 were made with an exercise price equal to the closing price on the day before the grant. Grants made in 2007 and thereafter were made with an exercise price equal to the closing price on the date of grant. The options vest ratably over various periods. The committee believes that this procedure ties the compensation value of these stock options directly to our long-term performance as measured by its future return to our stockholders.
1997 Stock Option Plan
Our 1997 Stock Option Plan provided for the grant of stock options to officers and other key employees. An aggregate of 700,000 shares of our Class A common stock were reserved for issuance pursuant to the 1997 plan. The 1997 plan terminated on May 8, 2008. Options outstanding on the termination date are subject to their terms, but no further grants were made following the termination date. The 1997 plan is administered by our compensation committee, which is responsible for designating individuals to whom options are to be granted and determining the terms and conditions of grants. In granting options, the committee considers the performance and contribution of the potential recipient and such other considerations the committee deems relevant. Options granted under the 1997 plan generally have a term of ten years. Options granted to employees generally vest at an annual rate of 20% of the shares subject to the option over a period of five years, provided the employee remains continuously employed by Hawk.

Amended and Restated 2000 Long Term Incentive Plan
Our Amended and Restated 2000 Long Term Incentive Plan provides for the grant of stock options, SARs, restricted stock awards and performance-based awards. At our 2008 annual meeting, our stockholders approved amendments to the 2000 plan to extend it until June 4, 2018 and to increase the number of shares reserved for issuance under the plan by 615,000 shares of our Class A common stock. Accordingly, an aggregate of 1,315,000 shares of our Class A common stock were reserved for issuance pursuant to the 2000 plan.
All of our employees are eligible to receive grants pursuant to the 2000 plan. The 2000 plan is administered by our compensation committee, which is responsible for designating individuals to whom options, SARs or awards are to be granted and determining the terms and conditions of grants. In granting options, SARs or awards, the committee considers the performance and anticipated future contribution of the potential recipient and such other considerations the committee deems relevant. Options granted under the 2000 plan generally have a term of ten years. Options granted to employees generally vest at an annual rate of 20% of the shares subject to the option over a period of five years, provided the employee remains continuously employed by Hawk. Awards outstanding on the termination date of the 2000 plan are subject to their terms, but no further grants will be made following the termination date. There were no options, SARs or awards granted in 2009 under the 2000 plan. As of the record date, 499,483 shares remain available for future grants.
Nonqualified Deferred Compensation Plan
We have adopted a nonqualified deferred compensation plan which became effective June 1, 2007. Under the plan, Hawk’s executive officers and other eligible employees can elect to voluntarily defer up to 75% of their base salary and up to 100% of their bonus. The plan also provides for a company discretionary contribution. All company discretionary contribution amounts are subject to three year graded vesting. In 2009, the compensation committee approved discretionary contributions to our executive officers as follows: $100,000 for each of Mr. Weinberg and Mr. DiSantis, $80,000 for each of Mr. Levanduski and Mr. Gilbride and $20,000 for Mr. Bronstrup.
Investments are allocated to funds of the participant’s choosing. Participant account balances appreciate or depreciate in value based on the actual performance of the investment allocations chosen by participants. Once deferrals and any discretionary company contributions are credited to the plan, the amounts can be transferred to other investment alternatives within the plan at the participant’s discretion. At the time of enrollment, participants elect distribution dates. Participants may elect to receive this account balance in a lump sum payment or in annual installments, not to exceed five years from the date the payment would have otherwise have been made.
Upon the occurrence of a change in control (as defined in the plan), vesting is automatically accelerated and amounts from a participant’s account will be distributed to the participant as soon as practicable. All account balances are payable upon death, disability, or six months after the participant ceases to be employed by Hawk.

Retirement Benefit Plans
One of our subsidiaries, Friction Products Co., sponsors a tax-qualified non-contributory, defined benefit pension plan covering substantially all of its employees hired before January 1, 2004. We froze the plan effective May 31, 2006 to streamline the benefits available to all our employees, as well as to provide future cost savings and more cost certainty to Hawk. The plan provides participating employees with retirement benefits at normal retirement age, defined in the plan as age 65, calculated based on years of service through May 31, 2006 and the highest consecutive three-year salary of each eligible participant during the last six-year period as of December 31, 2005. Active employees may begin receiving their benefits when their age (minimum age requirement of 55) and credited years of service together equal 80 even while they are still employed by us. As of May 31, 2006, as a result of the freeze, all eligible participants became 100% vested in their benefits even if they had not earned the required years of service to become fully vested.
The annual benefit payable at normal retirement age for each named executive officer is as follows: Mr. Weinberg — $90,479; Mr. DiSantis — $13,932; Mr. Gilbride — $45,850 and Mr. Levanduski — $29,200. Mr. Weinberg began receiving his annual benefit under the pension plan on October 1, 2006. Mr. Bronstrup is not a participant in the pension plan.
We maintain a tax-qualified plan under Section 401(k) of the Code that covers substantially all of our U.S. employees. The plan generally provides for voluntary employee pre-tax contributions ranging from 1% to 50% of employee compensation and a discretionary profit sharing contribution allocated to each employee based on compensation. In 2009, the plan provided a company matching contribution of 75% through July 5, 2009 of up to 6% of employee compensation contributed to the plan up to limits established by the Internal Revenue Service (IRS). Due to economic conditions, the company matching contribution was suspended on July 5, 2009. However, the company matching contribution was reinstated on March 1, 2010 and is now 50% of up to 6% of the employment compensation contribution to the 401(k) plan up to the limits established by the IRS. Profit sharing contributions to the plan are approved by our board based on our annual financial performance. Upon approval of the total amount of the profit sharing contribution, individual allocations, including those to our named executive officers, are based on a percentage of each eligible participant’s total compensation, subject to limitations imposed by the IRS. In 2009, we made no discretionary contributions to the 401(k) plan. We made $497,575, which amount includes a forfeiture credit of $77,145, in matching contributions to the plan in 2009.
Perquisites and Other Fringe Benefits
Our executive officers receive health and welfare benefits, such as group medical, group life and long-term disability coverage, under plans generally available to all other salaried employees. In addition, our executive medical plan provides for the payment of all medical, dental and vision expenses not covered under the group medical plan. The payments include all employee co-payments, payments in excess of the 80% covered under the group medical plan and general medical expenses not covered under the group medical plan. Certain of our executive officers receive other perquisites, including payment of organization membership dues, limited use of a leased corporate aircraft based on the incremental cost to us and car allowance and related automobile expenses.

Employment Agreements
We have entered into employment agreements with Mr. Weinberg, Mr. DiSantis and Mr. Levanduski because we believe that it is important to secure the leadership of these key management individuals.
Mr. Weinberg. Pursuant to his employment agreement, as amended, Mr. Weinberg has agreed to serve as our chairman of the board or chief executive officer, or both, through December 31, 2014. As described, Mr. Weinberg receives a base salary and typically an annual bonus. Mr. Weinberg’s base salary may be increased by the compensation committee, and his annual bonus is determined in the sole discretion of the compensation committee. Mr. Weinberg is also eligible to participate in our standard employee benefit programs and our long term incentive plans.
Mr. Weinberg may terminate the employment agreement for “good reason” for “cause” defined as (1) any action by Hawk which materially diminishes Mr. Weinberg’s authorities, duties or responsibilities, including a requirement that Mr. Weinberg report to another officer instead of the board of directors, (2) a material change in the location of Hawk, (3) a material diminution of Mr. Weinberg’s salary or (4) a material diminution in the budget over which Mr. Weinberg has authority. If the employment agreement is terminated by Mr. Weinberg for “good reason” or by us for any reason other than for “cause,” he will receive a lump sum payment in an amount equal to base salary for the remaining of the term of his employment agreement and an amount equal to the total annual bonuses that he received for the number of years preceding his termination equal to the number of years remaining of the term of the employment agreement (but in no event for purposes of this calculation will the remainder of the term be less than three years). Mr. Weinberg will also continue to receive his medical insurance benefits for remainder of the term of the employment agreement.
If Mr. Weinberg becomes mentally or physically disabled during the term of his employment agreement, we will pay his base salary for the remainder of the year in which a disability occurs at the same rate as immediately prior to the disability. We will also pay the amount of any annual bonus for the year in which a disability occurs as if no disability occurred. Following the year in which a disability occurs, we will pay wage continuation payments for the remainder of Mr. Weinberg’s life in an annual amount equal to sixty percent of his average annual base salary for the three consecutive years of employment preceding the disability, and we will pay an annual bonus in an amount equal to sixty percent of his average annual bonus for the three consecutive years of employment preceding the disability. The disability payments will be offset by any disability insurance we may provide and any payments made from our defined benefit pension plan, which has been frozen.

If Mr. Weinberg dies during the term of his employment agreement, we will pay his surviving spouse, if any, a prorated annual bonus for the year in which Mr. Weinberg dies, and we will continue to provide health care benefits to Mr. Weinberg’s surviving spouse for the balance of the employment period or until his surviving spouse attains the age of sixty-five (65) years, whichever is longer and when his surviving spouse attains the age of sixty-five (65) years, Medicare shall be the primary provider of medical coverage and the existing health care coverage shall be the secondary payor but the combined benefits of Medicare and the Medicare supplemental policy shall be substantially the same as then available under our existing health care coverage for active employees. If Mr. Weinberg is not survived by a spouse, we will pay his beneficiaries or estate his base salary for two years following his death and a prorated bonus for the year in which he died.
Pursuant to his employment agreement, Mr. Weinberg is required to devote such time and effort to our business and affairs as is necessary to discharge his duties. Mr. Weinberg may not engage in any competitive business while employed by us and for a period of two years thereafter.
In January 1998, we entered into a split dollar life insurance agreement with Mr. Weinberg pursuant to which we purchased a life insurance policy on the life of Mr. Weinberg in the face amount of $4.1 million. Under the terms of this split dollar agreement, we pay the annual premium of the insurance policies in the amount of $60,586 for Mr. Weinberg’s policies, and we will be reimbursed for such payment from the policy proceeds in an amount equal to the greater of the cash value of the policies or the total amount of premiums paid during the term of the policies. The remaining proceeds of the policies will be paid to beneficiaries designated by Mr. Weinberg. The split dollar agreement will terminate upon the occurrence of any of the following events:
•	total cessation of our business,
•	our bankruptcy, receivership or dissolution, or
•	the termination of Mr. Weinberg’s employment by us (other than for reason of his death or mental or physical disability).
Upon the termination of the split dollar agreement, Mr. Weinberg will have the right to purchase the policy covered thereby for an amount equal to the greater of the cash value of the policy or the total amount of premiums paid during the term of the policy.
Mr. DiSantis. Pursuant to Mr. DiSantis’ employment agreement, as amended and restated in August 2009, he will be employed as our president and chief operating officer for an initial term that expires on August 21, 2014. The term may be extended for additional one year periods. Mr. DiSantis receives a base salary and an opportunity to earn incentive compensation on an annual basis determined by our chairman with the advice and consent of the compensation committee. Mr. DiSantis is also eligible to participate in our standard employee benefit programs and our long term incentive plans. If the employment agreement is terminated by us for any other reason than “cause,” as defined in his change in control agreement, Mr. DiSantis will continue to receive his annual salary and medical insurance benefits for two years following termination, any unvested equity awards granted under the 1997 plan or the 2000 plan will become immediately vested, effective on the date of termination, and any company contribution under Hawk’s deferred compensation plan will become fully vested and nonforfeitable effective on the date of termination. If Mr. DiSantis becomes mentally or physically disabled during his employment term, he will be entitled to receive his annual salary for one year after the date of his disability. If we terminate the employment agreement with Mr. DiSantis after a period of one year after the onset of such disability, he will be entitled to receive his annual salary for a period of one year, we will provide medical insurance benefits to Mr. DiSantis and his family for a period of one year and any unvested stock awards and discretionary contributions will become immediately vested. If he dies during the term of his agreement, we will pay compensation to his surviving spouse or beneficiaries for one year at the rate of his annual salary, provide medical insurance benefits to his family for one year and any unvested stock awards and discretionary contributions will become immediately vested.

During Mr. DiSantis’ employment and for a period of two years thereafter, he is precluded from competing with Hawk either as an employee or otherwise.
In connection with his employment agreement, Mr. DiSantis entered into an amended and restated change in control agreement in August 2009 as described in “Change of Control Agreements” below. If Mr. DiSantis is entitled to severance benefits pursuant to the change in control agreement, he is not entitled to any severance benefits described in his employment agreement.
In August 2009, we entered into a split dollar life insurance agreement with Mr. DiSantis pursuant to which we purchased a life insurance policy on the life of Mr. DiSantis in the face amount of $2.0 million. Under the terms of this split dollar agreement, we will be reimbursed for the total premiums paid under the policy by us from the policy proceeds in an amount equal to the greater of the cash value of the policy or the total amount of premiums paid during the term of the policy. The remaining proceeds of the policy will be paid to a beneficiary designated by Mr. DiSantis. The split dollar agreement will terminate upon the occurrence of any of the following events:
•	total cessation of our business,
•	our bankruptcy, receivership or dissolution, or
•	the termination of Mr. DiSantis’ employment by us (other than for reason of his death or mental or physical disability).
Mr. DiSantis may also terminate the agreement upon written notice to Hawk. For a period of 60 days after the termination of the split dollar agreement, Mr. DiSantis will have the right to purchase the policy covered thereby for an amount equal to the greater of the cash value of the policy or the total amount of premiums paid during the term of the policy. In August 2009, we also purchased a term life insurance policy on the life of Mr. DiSantis in the face amount of $3.0 million. We pay the annual premiums of these life insurance policies which premiums were $24,230 for 2009.

Mr. Levanduski. Mr. Levanduski entered into an employment agreement with us in August 2006 and amended in November 2006 and December 2008, pursuant to which he will continue to be employed by Hawk in a senior management position for an initial term that expires on August 14, 2011. The term may be extended for additional one year periods. Mr. Levanduski receives a base salary and an opportunity to earn incentive compensation on an annual basis determined by our compensation committee, based on the recommendation of chief executive officer. Mr. Levanduski is also eligible to participate in the standard employee benefit programs offered by us and our long term incentive plans. If the employment agreement is terminated by us for any other reason than misconduct by Mr. Levanduski, he will continue to receive his base salary and medical insurance benefits for two years following termination and any unvested equity awards granted under the 1997 plan or the 2000 plan will become immediately vested, effective on the date of termination. If Mr. Levanduski becomes mentally or physically disabled during his employment term, he will be entitled to receive the rate of compensation earned immediately prior to his disability for one year thereafter. If Mr. Levanduski dies during the term of his agreement, we will pay compensation to his surviving spouse or beneficiaries for one year at the rate of compensation earned immediately prior to his death and provide medical insurance benefits to his family for one year.
During Mr. Levanduski’s employment and for a period of two years thereafter, he is precluded from competing with Hawk either as an employee or otherwise.
In connection with his employment agreement, Mr. Levanduski entered into a change in control agreement. If Mr. Levanduski is entitled to severance benefits pursuant to the change in control agreement, he is not entitled to any severance benefits described in his employment agreement.
Change in Control Agreements
In August 2006, and amended in December 2008, Mr. DiSantis, Mr. Gilbride and Mr. Levanduski each entered into our executive officer change in control agreement which provides severance benefits if the executive officer’s employment is terminated following a change of control, as defined in the agreement. Mr. DiSantis’ change in control agreement was amended and restated in August 2009 in connection with his amended and restated employment agreement. The change in control agreements are meant to induce the continued employment of our executive officers and to enhance their loyalty and performance by providing them with compensation and benefits in the event a change in control of Hawk occurs.
These severance benefits will only be paid if the termination of employment occurs within three years following a change in control and the termination was a qualifying termination, as defined in each agreement. If these conditions are met, each executive officer will be entitled to receive severance payments based on the prior two year average of each executive’s base salary and bonus paid multiplied by 2.99 and medical benefits for a period of three years. In addition, vesting of the executive’s outstanding equity awards will be accelerated. The agreement precludes the executive officer from competing with us, as an employee or otherwise, for a period of one year following the termination of employment, however caused.
Stock Ownership Guidelines
We have no formal guidelines on stock ownership by our executive officers. However, in order to link the interests of management and stockholders, executive officers are encouraged to use shares obtained on the exercise of their stock options or through direct market purchases to maintain or to establish a significant level of direct stock ownership.

Accounting and Tax Considerations
In designing our compensation program, we take into consideration the accounting and tax effect that each element will or may have on Hawk and our executive officers.
Section 162(m) of the Code limits our federal income tax deduction for compensation expense in excess of $1 million paid to certain executive officers. However, “qualified performance-based compensation” may be excluded from the limit because of the performance-based annual incentive plan approved by our stockholders at the 2009 annual meeting. The committee attempts, to the extent practicable, to structure a significant portion of our executive officers’ compensation as “performance-based.”
Section 409A of the Code relates to accounting treatment for deferred compensation. We have reviewed and revised all of our plans and agreements that provide for deferred compensation for compliance with Section 409A.
Effective January 1, 2006, in accordance with FASB ASC Topic 718, “Stock Compensation” (ASC 718), we began to record compensation expense under the “fair-value-based” method of accounting for stock options granted to employees and directors. We adopted ASC 718 using the “modified prospective application.” The modified prospective transition method requires that compensation cost be recognized in the financial statements for all awards granted after the date of adoption as well as for existing awards for which the requisite service has not been rendered as of the date of adoption.
EXECUTIVE COMPENSATION
The following summary compensation table summarizes the compensation paid by us to our principal executive officer, principal financial officer and our most highly compensated executive officers. The table includes some types of compensation, such as unvested option awards, that are contingent in nature and the amount listed for such types of compensation are based solely on estimates or valuations under accounting rules, as further explained in the footnotes following the table. Accordingly, the executives officers listed in the table may never receive the value of certain items included under the total column or the amounts received may differ significantly from the amount listed in the table. Therefore, the summary compensation table should be read in conjunction with the other tables below and the compensation discussion and analysis preceding the tables.

SUMMARY COMPENSATION

						Change in Pension
					Non-equity	Value and
					Incentive	Nonqualified
					Plan	Deferred
				Option	Compensa-	Compensation	All Other
Name and		Salary	Bonus	Awards(1)	tion	Earnings(2)	Compensation(3)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Ronald E. Weinberg,	2009	778,846	—	—	591,960	193,706	322,575	1,887,087
Chairman of the Board	2008	734,470	750,000	—	926,000	—	288,873	2,699,343
and Chief Executive Officer	2007	646,933	50,000	—	875,000	—	368,176	1,940,109

B. Christopher DiSantis,	2009	399,808	—	—	420,000	71,710	178,480	1,069,998
President and Chief	2008	378,269	630,000	884,621	140,000	—	150,583	2,183,473
Operating Officer	2007	322,475	70,000	260,883	250,000	1,391	109,570	1,014,319

Joseph J. Levanduski,	2009	342,692	—	—	130,000	101,088	128,421	702,201
Senior Vice President	2008	324,231	80,000	457,562	120,000	—	189,508	1,171,301
and Director of	2007	287,751	70,000	—	120,000	157	116,849	594,757
Corporate Development

Thomas A. Gilbride,	2009	233,654	—	—	80,000	41,044	137,616	492,314
Vice President —	2008	223,077	44,750	356,170	75,250	—	184,627	883,874
Finance and Treasurer	2007	183,646	15,000	43,481	75,000	—	110,087	427,214

John T. Bronstrup	2009	160,962	—	—	45,000	36,326	25,832	268,120
Interim Chief Accounting Officer

(1)	Amounts represent the compensation expense recognized on outstanding stock option awards under ASC Topic 718. We use the Black-Scholes option pricing model to estimate compensation cost for stock option awards. The assumptions used in the model were (1) expected life of 5.5 years for each option, (2) dividend yield of 0.0%, (3) expected stock price volatility of 86.2% for 2008 and 87.2% for 2007, and (4) a risk-free rate of return of 3.2% in 2008 and 5.0% in 2007.

(2)	With respect to pension benefits, because of the freeze of the pension benefit plan in 2006, values did not change in 2007, 2008 and 2009. The 2007 amounts only reflect earnings with respect to nonqualified deferred compensation plan earnings, which plan was established in June 2007. There were no earnings with respect to the nonqualified deferred compensation plan in 2008. The 2009 amounts only reflect earnings with respect to nonqualified deferred compensation plan earnings.

(3)	The following all other compensation table details all other compensation for 2009 shown in the summary compensation table for our most highly compensated officers. In addition to the information in the table, all other compensation includes, for Mr. Weinberg, part-time administrative support for personal financial matters.

All Other Compensation for 2009

		Medical
		Expenses	Company
	Discretion-	under	Contribu-	Insurance	Organiza-	Personal	Car
	ary	Executive	tions to	Policy	tion	Use of	Allowance
	Contribu-	Insurance	401(k)	Coverage	Member-	Company	and Related	Payment
	tion(1)	Plan	Plan(2)	Premiums(3)	ship Dues	Aircraft(4)	Services	of Taxes(5)
	($)	($)	($)	($)	($)	($)	($)	($)

Ronald E. Weinberg	100,000	15,357	8,541	60,586	35,692	44,981	19,215	14,120

B. Christopher DiSantis	100,000	11,814	11,025	27,980	—	—	13,662	13,999

Joseph J. Levanduski	80,000	14,017	11,025	—	2,523	—	8,870	11,986

Thomas A. Gilbride	80,000	21,297	5,979	10,071	466	—	1,822	17,981

John T. Bronstrup	20,000	—	5,832	—	—	—	—	—

(1)	Amount represents a nonqualified plan contribution.

(2)	Amount represents employer matching contribution.

(3)	Represents the premiums that were paid by us for life and disability insurance coverage. With respect to Mr. DiSantis, it includes $20,000 in annual premiums for his split dollar life insurance agreement and $4,230 in annual premiums for his term life insurance policy. With respect to Mr. Gilbride, it includes $9,066 in annual premiums for his split dollar insurance policy.

(4)	The calculation on personal use of company leased aircraft is based on the variable operating cost to us, which is calculated by multiplying the aircraft’s hourly variable operating costs by a trip’s flight time, plus federal excise taxes and passenger segment fees (based on the number of passengers on the flight) for each personal flight. Fixed costs that do not vary based upon usage are not included in the calculation of the variable operating costs as these costs do not vary based on usage. On certain occasions a spouse or other family member may accompany one of our executives on a flight. No additional variable operating cost is incurred in such situations under the above calculation as these costs would not be incremental. Our aircraft usage policy encourages the use of company leased aircraft for the travel needs of Mr. Weinberg, including personal travel, in order to minimize and more efficiently utilize his travel time, protect the confidentiality of his travel and our business and to enhance his personal security.

(5)	Represents taxes payable by the executive officer and reimbursed by us for medical expenses under our executive insurance plan and automobile expenses and related services, excluding car allowance.

Grants of Plan-Based Awards in 2009
The following table summarizes information with respect to grants of non-equity awards to our most highly compensated executive officers in 2009. There were no equity plan awards granted in 2009.

		Estimated Future Payouts Under Non-
		Equity Incentive Plan Awards				Equity Plan Awards
						All Other
						Option		Grant Date
						Awards:	Exercise or	Fair Value
						Number of	Base Price	of Stock
						Shares	of Option	and Option
	Grant	Threshold	Target		Maximum(1)	Underlying	Awards	Awards
Name	Date	($)	($)		($)	Options	($)	($)

Ronald E. Weinberg		—	500,000	(2)(3)	—	—	—	—

B. Christopher DiSantis		—	400,000	(2)(3)	—	—	—	—

Joseph J. Levanduski		—	200,000	(2)(3)	—	—	—	—

Thomas A. Gilbride		—	150,000	(2)(3)	—	—	—	—

John T. Bronstrup		—	46,500	(2)(3)	—	—	—	—

(1)	Our annual incentive compensation plan prohibits awards greater than $4.0 million to any participant for any plan year.

(2)	Because these are annual cash awards under our annual incentive compensation plan, no grant date is shown. Actual payouts are shown in the non-equity incentive plan compensation column of the summary compensation table and are specifically identified in the table.

(3)	Indicates the target annual incentive award opportunity in our annual incentive compensation plans based on the target EBITDA for 2009. For additional information concerning the annual incentive compensation plan, see pages 20 through 22.
Option Exercises and Stock Vested
The following table summarizes information with respect to options exercised by Mr. Weinberg in 2009. None of our other most highly compensated executive officers exercised options in 2009.

	Option Awards
	Number of Shares	Value Realized on Exercise*
Name	Acquired on Exercise	($)

Ronald E. Weinberg	10,000	37,000

*	Shares acquired on exercise were not sold by Mr. Weinberg. Amount represents the value that would have been received by Mr. Weinberg upon sale of the shares acquired upon exercise and is based on the difference between the current market price at the time of exercise and the exercise price of the options.
Our executive officers did not hold any restricted stock awards as of December 31, 2009.

Outstanding Equity Awards at December 31, 2009
The following table summarizes information with respect to the stock options held by our most highly compensated executive officers as of December 31, 2009.

	Option Awards
	Number of	Number of
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options	Options	Exercise Price	Expiration
Name	Exercisable	Unexercisable	($)	Date*

Ronald E. Weinberg	135,967	—	3.74	10/05/2011

B. Christopher DiSantis	26,000	—	5.05	1/30/2014
	10,000	—	6.75	8/20/2014
	30,000	20,000	12.40	11/03/2016
	12,000	18,000	11.80	5/17/2017
	4,000	16,000	18.13	2/22/2018
	6,000	24,000	18.29	6/19/2018
	4,000	16,000	15.30	10/14/2018

Joseph J. Levanduski	19,118	—	3.40	10/05/2011
	50,000	—	5.05	1/30/2014
	10,000	—	6.75	8/20/2014
	2,000	8,000	18.13	2/22/2018
	5,000	20,000	18.29	6/19/2018

Thomas A. Gilbride	3,824	—	3.40	10/05/2011
	16,000	—	6.75	8/20/2014
	2,000	3,000	11.80	5/17/2017
	4,000	16,000	18.29	6/19/2018
	2,000	8,000	15.30	10/14/2018

John T. Bronstrup	—	—	—	—

*	The table on the next page details the vesting schedule for the stock option grants based on the termination date of the relevant grant.

Option Expiration Date	Option Vesting Dates

9/24/2009	20% on 9/24/2000, 20% on 9/24/2001, 20% on 9/24/2002, 20% on 9/24/2003 and 20% on 9/24/2004
2/01/2010	20% on 2/01/2001, 20% on 2/01/2002, 20% on 2/01/2003, 20% on 2/01/2004 and 20% on 2/01/2005
10/05/2011	50% on 10/05/2002 and 50% on 10/05/2003
1/30/2014	20% on 1/30/2005, 20% on 1/30/2006, 20% on 1/30/2007, 20% on 1/30/2008 and 20% on 1/30/2009, except in the case of Mr. Levanduski who has 30,000 options with an expiration date of 1/30/2014 that vest in accordance with the foregoing schedule and 20,000 options that were fully vested as of December 31, 2006
8/20/2014	20% on 8/20/2005, 20% on 8/20/2006, 20% on 8/20/2007, 20% on 8/20/2008 and 20% on 8/20/2009
11/03/2016	20% on 11/03/2007, 20% on 11/03/2008, 20% on 11/03/2009, 20% on 11/03/2010 and 20% on 11/03/2011
5/17/2017	20% on 5/17/2008, 20% on 5/17/2009, 20% on 5/17/2010, 20% on 5/17/2011 and 20% on 5/17/2012
2/21/2018	20% on 2/21/2009, 20% on 2/21/2010, 20% on 2/21/2011, 20% on 2/21/2012 and 20% on 2/21/2013
6/19/2018	20% on 6/19/2009, 20% on 6/19/2010, 20% on 6/19/2011, 20% on 6/19/2012 and 20% on 6/19/2013
10/14/2018	20% on 10/14/2009, 20% on 10/14/2010, 20% on 10/14/2011, 20% on 10/14/2012 and 20% on 10/14/2013
Pension Benefits
The following table shows the present value of accumulated pension benefits payable to each of our most highly compensated executive officers, including the number of years of service credited to each officer. Mr. Bronstrup is not a participant in the Friction Products Co. Employees Pension Plan. The number of years of service has been frozen for each executive officer effective May 31, 2006 pursuant to the freeze of the pension plan.

			Present Value of	Payments
			Accumulated	Made During
		Number of Years	Benefit*	2009
Name	Plan Name	Credited Service	($)	($)

Ronald E. Weinberg	Friction Products Co.	17.2	890,614	90,478
	Employees Pension Plan

B. Christopher DiSantis	Friction Products Co.	5.4	43,838	—
	Employees Pension Plan

Joseph J. Levanduski	Friction Products Co.	10.8	175,279	—
	Employees Pension Plan

Thomas A. Gilbride	Friction Products Co.	17.2	501,555	—
	Employees Pension Plan

*	For details regarding the assumptions, please refer to Note “11 — Employee Benefits” in the Consolidated Financial Statements of Form 10-K of Hawk filed with the SEC on March 10, 2010. For additional information on our pension plan, see page 25.

Nonqualified Deferred Compensation
Our nonqualified deferred compensation plan was effective on June 1, 2007. For additional information on our deferred compensation plan, see pages 24 through 25. The following table sets forth information regarding 2009 contributions, earnings and withdrawals/distributions to each of our most highly compensated executive officers.

			Aggregate	Aggregate	Aggregate
	Executive	2009 Company	Earnings in	Withdrawals/	Balance at
	Contributions	Contributions(1)	2009(2)	Distributions	12/31/2009(3)(4)
Name	($)	($)	($)	($)	($)

Ronald E. Weinberg	185,631	100,000	193,706	—	671,923

B. Christopher DiSantis	53,981	100,000	71,710	—	472,791

Joseph J. Levanduski	35,135	80,000	101,088	—	332,595

Thomas A. Gilbride	17,782	80,000	41,044	—	278,341

John T. Bronstrup	7,389	20,000	36,326	—	99,950

(1)	Amounts are included in the summary compensation table in the column labeled all other compensation. 2009 contributions by Hawk were not credited to participant accounts until 2010.

(2)	Earnings reflect any increase or decrease in the account balance between the beginning of the year and the end of the year, less any executive or company contributions and any amounts withdrawn or distributed. Amounts are included in the summary compensation table in the column labeled “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(3)	2009 company contributions were not credited to participant accounts until 2010 and therefore are not included in this column.

(4)	Of the aggregate balance at December 31, 2009, $671,923 is vested for Mr. Weinberg, $317,129 is vested for Mr. DiSantis, $99,163 is vested for Mr. Levanduski, $88,436 is vested for Mr. Gilbride and $31,578 is vested for Mr. Bronstrup.
Severance Compensation
We do not have a general severance policy applicable to all employees. Accordingly, we have entered into certain agreements that require us to make payments and provide benefits to certain of our most highly compensated executive officers in the event of a termination of their employment, including in connection with a change in control. For purposes of the description of the potential payments and benefits set forth below, we have assumed that the triggering event with respect to a termination or change in control occurred as of December 31, 2009, the last business day of our last fiscal year, and that the per share price of our Class A common stock was $17.61, the closing price on that date. The actual amounts of any payments and the value of any benefits can only be determined at the time of change in control or termination of one of our most highly compensated executive officers. For additional information regarding the agreements with our executive officers, see pages 26 through 29.

	Triggering Event
	Termination other	Termination after a
	than for Misconduct	“Change in Control”		Disability
	Pursuant to	Pursuant to Change	Death Pursuant	Pursuant to
	Employment	in Control	to Employment	Employment
	Agreement	Agreement(1)	Agreement	Agreement
Estimated Potential Payment	($)	($)	($)	($)

Ronald E. Weinberg Compensation Payments	7,392,960	—	4,662,136	12,567,706
Benefit Payments	54,153	—	177,116	—

B. Christopher DiSantis Compensation Payments	770,000	1,988,350	5,405,000	783,132
Benefit Payments	25,404	39,455	12,273	13,132	(2)
Accelerated vesting of balance in deferred compensation account	155,662	—	155,662	—
Accelerated vesting of option awards	1,655,340	1,655,340	1,655,340	1,197,480	(3)

Joseph J. Levanduski Compensation Payments	660,000	1,360,450	330,000	330,000
Benefit Payments	25,404	39,455	12,273	—
Accelerated vesting of option awards	493,080	493,080	—	—

Thomas A. Gilbride Compensation Payments	—	904,849	834,148	—
Benefit Payments	—	15,741	—	—
Accelerated vesting of option awards	—	475,470	—	—

John T. Bronstrup	—	—	—	—

(1)	“Change in Control” means any acquiring person, alone or together with its affiliates and associates, has acquired or obtained the right to acquire the beneficial ownership of fifty percent (50%) or more of our shares of Class A common stock then outstanding.

(2)	Benefit payments occur if Hawk terminates the employment agreement with Mr. DiSantis after a period of one year after the onset of a disability.

(3)	Accelerated vesting of option awards occurs if Hawk terminates the employment agreement with Mr. DiSantis after a period of one year after the onset of a disability.
Following termination of employment, certain of our executive officers will receive payment of retirement benefits and nonqualified deferred compensation benefits under our various plans in which they participate. The value of those benefits as of December 31, 2009 is set forth in the sections above entitled “Pension Benefits” and “Nonqualified Deferred Compensation.”
Mr. Weinberg, Mr. DiSantis and Mr. Gilbride have death benefit coverage under split-dollar life insurance policies. Death benefits are payable upon the death of Mr. Weinberg, Mr. DiSantis and Mr. Gilbride. At that time, we will recover the greater of the cash value of the policy or the total premiums we paid for the policy, and the remaining death benefit will be payable to Mr. Weinberg’s, Mr. DiSantis’ and Mr. Gilbride’s designated beneficiaries. As of December 31, 2009, the amount of the death benefit payable to Mr. Weinberg’s, Mr. DiSantis’ and Mr. Gilbride’s beneficiaries was $4,070,176, $5,020,000 and $834,148, respectively.

COMPENSATION COMMITTEE REPORT
The compensation committee, composed of Mr. Berlin and Mr. Bishop, met twice and acted by written consent once in 2009. The board of directors determined that Mr. Berlin and Mr. Bishop are independent as required by applicable law and regulations and the listing standards of NYSE Amex.
The compensation committee determines the compensation of Mr. Weinberg and reviews recommendations from Mr. Weinberg regarding the compensation for all of our other executive officers. Our compensation committee has a written charter that is available on our website at www.hawkcorp.com. The compensation committee also administers our annual incentive plan, 1997 Stock Option Plan, Amended and Restated 2000 Long Term Incentive Plan and nonqualified deferred compensation plan. The compensation committee has reviewed and discussed Compensation Discussion and Analysis for the year ended December 31, 2009 with our management and, based on this review, has recommended to the board that this Compensation Discussion and Analysis be included in this proxy statement.
The foregoing report was submitted by the compensation committee and shall be deemed to be “furnished” rather than “filed” with the SEC and, therefore, not subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.
Compensation Committee
Andrew T. Berlin
Paul R. Bishop
COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
Mr. Berlin and Mr. Bishop currently serve on the compensation committee. Neither Mr. Berlin nor Mr. Bishop is or has been an officer or employee of Hawk.

PRINCIPAL STOCKHOLDERS
The following table sets forth, as of March 29, 2010, information regarding the beneficial ownership of our Class A common stock and Series D preferred stock, by:
•	each stockholder known by us to be the beneficial owner of more than 5% of such stock,
•	each director,
•	each executive officer in our summary compensation table, and
•	all our directors and executive officers as a group.
This table does not include shares of Class A common stock available for grant under the Amended and Restated 2000 Long Term Incentive Plan, options held by directors and executive officers that are outstanding, but not presently exercisable, and options held by persons other than directors and executive officers in an amount totaling 744,859 shares.

	Beneficial Ownership(1)
	Class A Common				Series D Preferred
			Right to
Names and Address(2)	Shares		Acquire(3)	Percentage	Shares	Percentage
Ronald E. Weinberg(4)(5)	1,273,998		135,967	17.5%	689	45%
Norman C. Harbert(4)(6)	1,096,604		—	13.8%	689	45%
Byron S. Krantz(4)(7)	283,972		8,968	3.7%	152	10%
Mario J. Gabelli(8)	1,031,920		—	13.0%	—	—
One Corporate Center Rye, New York 10580
Joseph J. Levanduski(9)	41,500		88,117	1.6%	—	—
B. Christopher DiSantis(10)	18,200		102,000	1.5%	—	—
Thomas A. Gilbride(11)	41,169		28,824	*	—	—
John T. Bronstrup(12)	4,629		—	*	—	—
Dan T. Moore, III	47,707		8,968	*	—	—
Paul R. Bishop	30,101		2,000	*	—	—
Andrew T. Berlin	10,673		—	*	—	—
Richard T. Marabito	3,458		—	*	—	—
All directors and executive officers as a group	2,912,011	(13)	374,844	39.6%	1,530	100%
(11 individuals)

*	Less than 1%

(1)	Unless otherwise indicated, we believe that all persons named in the table have sole investment and voting power over the shares of capital stock owned.

(2)	Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Hawk Corporation, 200 Public Square, Suite 1500, Cleveland, Ohio 44114.

(3)	Shares of Class A common stock the directors and executive officers have the right to acquire through stock options that are or will become exercisable within 60 days.

(4)	Each of these stockholders is a party to an agreement governing the voting and disposition of all shares of voting stock of which such stockholders are the legal or beneficial owners. Each such stockholder disclaims beneficial ownership of the shares of voting stock owned by the other such stockholders. See “Stockholders’ Agreement” below.

(5)	Includes 1,083,153 shares of Class A common stock held by the Weinberg Family Limited Partnership, an Ohio limited partnership, of which Mr. Weinberg is the managing general partner. Also includes 150 shares of Series D preferred stock held by the Weinberg Family Limited Partnership. Does not include 60,000 shares of Class A common stock held by the Friction Products Co. Pension Plan, of which Mr. Weinberg is a trustee.

(6)	Includes 35,000 shares of Class A common stock held by the Harbert Foundation, an Ohio nonprofit corporation of which Mr. Harbert is one of the trustees, 1,000,511 shares of Class A common stock held by the Harbert Family Limited Partnership, an Ohio limited partnership, of which Mr. Harbert is the managing general partner, and 2,179 shares held by Mr. Harbert’s 401(k) plan. Also includes 150 shares of Series D preferred stock held by the Harbert Family Limited Partnership. Does not include 60,000 shares of Class A common stock held by the Friction Products Co. Pension Plan, of which Mr. Harbert is a trustee.

(7)	Includes 243,876 shares of Class A common stock held by the Krantz Family Limited Partnership, an Ohio limited partnership, of which Mr. Krantz is the managing general partner. Also includes 33 shares of Series D preferred stock held by the Krantz Family Limited Partnership. Does not include 60,000 shares of Class A common stock held by the Friction Products Co. Pension Plan, of which Mr. Krantz is a trustee.

(8)	Based solely on information in the Amendment No. 11 to Schedule 13D filed with the SEC dated November 11, 2009 and Form 4s filed with the SEC on January 22, 2010 and February 3, 2010. Includes 5,000 shares owned by Mr. Gabelli individually, 1,023,920 shares owned by GAMCO Asset Management Inc., 1,000 shares owned by Gabelli Securities, Inc and 2,000 shares held by investment partnerships. GAMCO Asset Management has sole voting power over 933,320 shares owned by it and sole dispositive power over all the shares owned by it. Gabelli Securities and Mr. Gabelli have sole voting and dispositive power over the shares owned by him or it and Mr. Gabelli shares voting and dispositive power over the shares owned by the other entities. Does not include an aggregate of 252,000 shares as the Amendment No. 10 to Schedule 13D filed with the SEC dated June 5, 2009 disclosed that “[t]he Proxy Voting Committees of the Gabelli Small Cap Growth Fund and the GAMCO Westwood Mighty Mites Fund have taken and exercise in their sole discretion the sole dispositive and voting power with respect to 140,000 shares held by the Gabelli Small Cap Growth Fund and the 112,000 shares held by the GAMCO Westwood Mighty Mites Fund, which shares are not reflected in the aggregate number of shares to which this Schedule 13D relates.”

(9)	Shares include 1,500 restricted shares for which the recipient has the right to vote but of which 1,200 are unvested.

(10)	Shares include 5,000 restricted shares for which the recipient has the right to vote but of which 4,000 are unvested.

(11)	Shares include 479 shares held under Hawk’s 401(k) plan and 1,000 restricted shares for which the recipient has the right to vote but of which 800 are unvested.

(12)	Shares include 4,229 shares held under Hawk’s 401(k) plan, 100 shares held by CIBAR partnership, of which Mr. Bronstrup is a partner, and 300 restricted shares for which the recipient has the right to vote but of which 240 are unvested.

(13)	Includes (1) 7,800 restricted shares for which the recipients have the right to vote but of which 6,240 are unvested, and (2) 60,000 shares held by the Friction Products Co. Pension Plan of which Messrs. Weinberg, Harbert and Krantz are trustees and Mr. Gilbride is the plan administrator.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our Class A common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our Class A common stock. Our officers, directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on review of copies of reports furnished to us or written representations that no reports were required, we believe that all Section 16(a) filing requirements were met in 2009.
Equity Compensation Plan Information
The following table summarizes information, as of December 31, 2009, relating to equity compensation plans of Hawk pursuant to which grants of options, restricted stock, deferred compensation units or other rights to acquire shares of Class A common stock of Hawk may be granted from time to time.

Number of
securities
	Number of		remaining available
	securities		for future issuance
	to be issued upon	Weighted-average	under equity
	exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan category	warrants and rights	warrants and rights	reflected in column (a))
Equity compensation plans approved by security holders	729,179	$8.72	509,483
Equity compensation plans not approved by security holders	—	—	—

Total	729,179	$8.72	509,483

Stockholders’ Agreement
Mr. Weinberg, Mr. Harbert and Mr. Krantz are parties to a stockholders’ voting agreement that provides to the extent any of them is the legal or beneficial owner of any of our voting stock, including any shares of Class A common stock or Series D preferred stock, they will vote those shares:
•	in favor of electing Mr. Weinberg, Mr. Harbert and Mr. Krantz (provided each desires to serve) or their respective designees to our board of directors,
•	in favor of electing such other directors to the board of directors as a majority of Mr. Weinberg, Mr. Harbert and Mr. Krantz or their respective designees direct, and
•	with respect to matters submitted to a vote of our stockholders, as a majority of Mr. Weinberg, Mr. Harbert and Mr. Krantz or their respective designees direct.

The Series D preferred stock is entitled to vote as a separate class on fundamental corporate transactions, including on any proposal submitted to our stockholders for approval that would (1) amend, alter or repeal any of the provisions of our certificate of incorporation so as to adversely affect any right, preference, privilege or voting power of the Series D preferred stock including any proposal to change the method of electing the members of our board of directors, (2) provide for our consolidation or merger with one or more other corporations or entities or the sale, lease, exchange, transfer or other disposition of all or substantially all of our assets, or (3) create or authorize, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series D preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any of our authorized capital stock into any such shares, or create, authorize or issue any security convertible into or evidencing the right to purchase any such shares.
If any of Mr. Weinberg, Mr. Harbert and Mr. Krantz or their respective affiliates sells more than 50% of the Class A common stock beneficially owned by such individual on May 12, 1998, the obligation of the other parties to continue to vote their shares of Class A common stock and Series D preferred stock for the selling stockholder or his designee as a director will terminate. The agreement will terminate upon the first to occur of the mutual written agreement of the parties to terminate the agreement or the death of the last to die of Mr. Weinberg, Mr. Harbert or Mr. Krantz or their respective designees; provided that the provisions described in first two bullet points above will terminate sooner in the event that none of Mr. Weinberg, Mr. Harbert and Mr. Krantz (or any of their respective designees) remains on the board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Carl J. Harbert, the son of Norman C. Harbert, one of our directors, is employed by one of our subsidiaries as our director of global marketing for such subsidiary. His compensation from Hawk last year totaled $172,751. Carl Harbert does not have an employment agreement with Hawk and is an “employee-at-will.” We believe his compensation is comparable to compensation for positions in the industry with similar job responsibilities in companies of similar size.
Byron S. Krantz, a partner of Kohrman Jackson & Krantz P.L.L., our legal counsel, is one of our stockholders and directors and is also our secretary. Marc C. Krantz, a son of Byron Krantz and the managing partner of Kohrman Jackson & Krantz, is our assistant secretary and a stockholder. We paid legal fees to Kohrman Jackson & Krantz in 2009 of $1,415,292 for services in connection with a variety of legal matters.
We believe that the terms of the transactions and the agreements described above are on terms at least as favorable as those which we could have obtained from unrelated parties.
Related Person Transaction Policy
We have a written related person transaction policy contained in the charter of our audit committee that requires that any on-going and future transactions with our directors or officers will be:
•	on terms at least as favorable as those that we would be able to obtain from unrelated parties,
•	for bona fide business purposes, and
•	reviewed and approved by the audit committee of our board of directors.
The audit committee will also discuss with management the business rationale for the related person transactions and whether appropriate disclosures have been made by the company.

PROPOSAL 3—STOCKHOLDER PROPOSAL TO REQUEST THAT OUR BOARD
REDEEM THE RIGHTS ISSUED PURSUANT TO OUR RIGHTS AGREEMENT
A stockholder has notified us that it intends to present a proposal for action at the annual meeting. The board of directors disclaims any responsibility for the content of the proposal and the statement in support, which are presented in the form received from the stockholder. Following the stockholder’s supporting statement, we explain why our board recommends a vote AGAINST the proposal. We will provide the name, address and stock ownership of the proponent of the stockholder proposal to any stockholder promptly after receiving an oral or written request to the company’s secretary at our principal office address.
In the following stockholder supporting statement including the recommendation immediately following such stockholder supporting statement at the bottom of this page, the use of the word “we” refers to the proponent stockholder.
Stockholder Proposal
RESOLVED: that the stockholders of HAWK CORPORATION (the “Company”) request that the Board of Directors redeem the preferred share purchase rights issued pursuant to the Rights Agreement, dated as of January 16, 1998, and thereafter amended and restated in the Amended and Restated Rights Agreement, dated as of January 4, 2008, unless the holders of a majority of the outstanding shares of Class A Common Stock approve the issuance at a meeting of the stockholders held as soon as practical.
Stockholder Supporting Statement
On January 16, 1998, the Board of Directors entered into a Rights Agreement which has been amended and restated in the Amended and Restated Rights Agreement, dated as of January 4, 2008. The Rights represent a corporate anti-takeover device commonly known as a “poison pill.” Absent Board intervention, the Rights are exercisable when a person or group acquires a beneficial interest in 15% or more of the Class A Common Stock of the Company. Once exercisable, the Rights entitle holders to purchase shares of the Company’s Series E Preferred Stock.
We oppose the use of Rights to prevent a potential bidder from effecting any merger or tender offer that is not approved by the Board of Directors. A poison pill stops a potential bidder from taking their offer directly to the stockholders even if an overwhelming majority would have accepted the offer. The potential bidder must instead negotiate with management, and a Board or management may sometimes have interests that conflict with interests of the stockholders. In effect, the pill allows a Board to arrogate to itself the sole right to determine what price a potential buyer must pay to acquire the entire company. The power of stockholders to accept an offer by a potential bidder provides an important check and balance on management and the Board in their stewardship of the stockholders’ interests. We believe the stockholders should retain the right to decide for themselves what represents a fair price for their holdings.
WE URGE STOCKHOLDERS TO VOTE IN FAVOR OF THIS PROPOSAL.

Board’s Opposition Statement
Our board of directors recommends that you vote against the proposal requesting the redemption of the rights issued pursuant to our rights agreement. Our board continues to believe that our rights agreement benefits our stockholders and the rights agreement should be maintained without modification. We established our stockholder rights agreement in January 1998 for the purpose of preserving for our stockholders the long-term value of Hawk in the event of any hostile or unsolicited takeover attempts and to enable our board on behalf of our stockholders to have maximum capabilities to respond to any unsolicited takeover attempts. In January 2008, we amended and restated our rights agreement to, among other things, establish the TIDE committee of the board, comprised of three independent directors, to periodically review the rights agreement and communicate its conclusions regarding the rights agreement to the full board.
We adopted the rights agreement to provide us with a means to respond to opportunistic or abusive takeover tactics that could result in an acquirer seeking to acquire Hawk at a price that does not maximize our stockholder value. The rights issued pursuant to the rights agreement will neither interfere with a favorable negotiated transaction nor preclude unsolicited acquisitions. Rather, the rights are designed to:
•	encourage acquirers to negotiate with our board giving the board more time to adequately evaluate any offer;
•	strengthen our board’s position to negotiate the most favorable pricing and other terms giving maximum benefit to our stockholders; and
•	enable our board to consider all strategic alternatives including negotiating with the initial offeror, entertaining or soliciting competing offers and considering any other options that may maximize long-term value for our stockholders.
Absent the existence of the rights agreement, an acquirer could take steps to acquire control of Hawk while circumventing the board through mechanisms such as partial or two-tier tender offers, “creeping” acquisitions through the purchase of stock on the open market, and other unfair or abusive acquisition tactics. These approaches allow acquirers to avoid negotiating with the board, generally resulting in a stronger position for the acquirer to achieve a lower acquisition price at the expense of some or all of the stockholders.
Our board owes fiduciary duties to all of our stockholders, regardless of the size of your holdings, to evaluate any acquisition proposal and determine whether that proposal would maximize stockholder value. The rights agreement provides our board with an important means by which to fulfill its fiduciary duties. Because our board has the right to redeem the rights issued under the rights agreement and thus remove the rights agreement as an impediment to an acquisition, we believe our board has the means to facilitate a transaction that is in the best interests of our stockholders or negotiate a higher value in the face of an unfavorable proposal.
Contrary to the view expressed by this proposal’s proponent, the existence of the rights does not supplant stockholder rights. Three of our board’s seven members own 34% of our common stock. All of the seven board members together own 35%. In addition, four of our members are independent directors, all of whom are well versed in business and financial matters, as well as Hawk’s business. The board’s interest is directly aligned with our stockholders because the members of the board are major stockholders.

With the large percentage of share ownership in the board itself and with their knowledge of our company, we believe our board is in the best position to negotiate on behalf of all stockholders, evaluate the adequacy of any offers and seek the highest price if a sale is determined to be in the best interests of the company and our stockholders. Our board further believes that the redemption of the rights or termination of the rights agreement could seriously undermine its ability to fulfill its fiduciary duties to preserve and maximize stockholder value.
Current economic conditions further support the necessity for the rights agreement. Market valuations generally are low as compared to historical valuations. During such times, hostile acquisition activity generally increases as potential acquirers take advantage of short-term drops in market capitalization. A stockholder rights plan is an advisable deterrent to such activity. According to a study by SharkRepellant.net, the number of companies adopting stockholder rights plans in 2008 increased by 81%. We believe this increase is reflective of the need for stockholder rights plans in the current market environment. Furthermore, a Georgeson & Company study of takeover premiums estimated that premiums paid to acquire target companies with stockholder rights plans averaged 8% higher than for those companies without stockholder rights plans.
In January 2010, pursuant to the provisions of the rights agreement establishing the TIDE committee, and in light of this proposal, the TIDE committee of our board met to review the terms and conditions of the rights agreement, including whether the redemption of the rights or the termination or modification of the rights agreement was in the best interests of Hawk and our stockholders. The committee reviewed and discussed Delaware law applicable to rights plans, including recent developments, and reviewed and discussed recent trends in corporate law regarding rights plans and had the opportunity to discuss these issues with the company’s legal counsel. After a review of all relevant factors, including Delaware law, developments in academic studies of rights plans and stockholder opinions about rights plans, the committee unanimously recommended to the board, and the board unanimously resolved, that the rights should not be redeemed and the rights agreement should be maintained without modification.
Our board believes that not redeeming the rights issued pursuant to the rights agreement and maintaining the rights agreement without modification is consistent with, and in furtherance of, its fiduciary duties and is in your best interests. Redeeming the rights, particularly in these economic times, would remove an important tool that our board may employ for your protection. Our board believes that any decision to redeem the rights agreement should be made in the context of a specific acquisition proposal.
Vote Required
We need the affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the meeting in order to approve this proposal. However, a vote in favor of this proposal is a request of our board of directors and is not binding.

The enclosed proxy will be voted AGAINST this proposal unless the proxy holders have otherwise instructed.
The board of directors unanimously recommends that you vote AGAINST the stockholder proposal.
DELIVERY OF STOCKHOLDER PROPOSALS
A stockholder intending to present a proposal (for inclusion in our proxy statement or otherwise) for our 2011 annual meeting of stockholders must deliver a proposal, in accordance with the requirements of our by-laws, as amended, and Rule 14a-8 under the Exchange Act, to our secretary at our principal executive office no later than December 18, 2010. A stockholder’s notice to the secretary must set forth as to each matter the stockholder proposes to bring before the meeting:
•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,
•	the name and record address of the stockholder proposing such business,
•	the class and number of shares of our Class A common stock that are beneficially owned by the stockholder,
•	any material interest of the stockholder in such business,
•	a description of any agreement or understanding with any associated person with respect to such business, and
•	whether the stockholder proposing such business and any associated person has engaged in any hedging or similar transaction that has the effect or intent of increasing or decreasing its economic risk or voting power with respect to our Class A common stock.
OTHER MATTERS
Our board of directors is not aware of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the board of directors recommends.
You are urged to sign and return your proxy to make certain your shares will be voted at the annual meeting. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.
By Order of the Board of Directors,

Byron S. Krantz
Secretary

[FRONT]

PROXY	HAWK CORPORATION	PROXY
ANNUAL MEETING OF STOCKHOLDERS
May 25, 2010
200 Public Square, Great Lakes Room, 3rd Floor, Cleveland, Ohio 44114
9:00 a.m. local time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Byron S. Krantz and Marc C. Krantz, or either one of them acting singly with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of the Stockholders of Hawk Corporation to be held on May 25, 2010, at 200 Public Square, Great Lakes Room, 3rd Floor, Cleveland, Ohio 44114, beginning at 9:00 a.m. local time, and any adjournments, and to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below, and on any other matters properly brought before the Meeting or any adjournments thereof, all as set forth in the April 16, 2010 Proxy Statement. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report of Hawk Corporation.
PLEASE MARK YOUR CHOICE LIKE THIS ☒ IN BLUE OR BLACK INK.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
FOR ALL NOMINEES (Item 1), FOR Item 2 and AGAINST Item 3.
1.	Election of Andrew T. Berlin, Paul R. Bishop, Richard T. Marabito and Dan T. Moore, III as directors.

FOR ALL NOMINEES ☐ (unless struck out above) WITHHOLD FROM ALL NOMINEES ☐

(Authority to vote for any nominee may be withheld by lining through or otherwise striking out the name of such nominee.)

2.	Ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2010.

FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	A stockholder proposal to request that our board redeem the rights issued pursuant to Hawk’s rights plan.

FOR ☐	AGAINST ☐	ABSTAIN ☐
THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE DATE, SIGN AND RETURN PROMPTLY.
[BACK]

(Signature should be exactly as name or names appear on this proxy. If stock is held jointly each holder should sign. If signature is by attorney, executor, administrator, trustee or guardian, please give full title.)

Dated:	, 2010

Signature

Signature if held jointly
I plan to attend the meeting: Yes ☐ No ☐
This proxy will be voted FOR the nominees unless otherwise indicated, and in the discretion of the proxies on all other matters properly brought before the meeting.